Exhibit 99.1

Contacts:
Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
The Hain Celestial Group, Inc.	Kekst and Company
631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP
ANNOUNCES AN ENHANCED CREDIT FACILITY
AND THE PRIVATE PLACEMENT OF FIXED RATE SENIOR NOTES

Melville, NY, May 3, 2006—The Hain Celestial Group, Inc. (NASDAQ HAIN), a leading natural and organic food and personal care products company, today announced the closing of its new Amended and Restated Credit Agreement providing a $250 million, LIBOR-based 5-year revolving credit facility and private placement of $150 million, 10-year fixed-rate 5.98% senior notes led by Banc of America Securities, LLC.

The Amended and Restated Credit Agreement provides for borrowings at LIBOR plus a margin based on a ratio of the Company’s debt to EBITDA, as defined in the agreement. With the Company’s growth, strong balance sheet and excellent credit profile, the new agreement provides for a significantly reduced margin spread over LIBOR, and significantly reduced covenant requirements. The Company’s sale of 10-year senior notes fixes the Company’s financing cost on this $150 million financing.

“We are pleased to have worked with several leading banks and institutions to provide Hain Celestial with a capital structure to sustain our next level of growth,” said Irwin D. Simon, President and Chief Executive Officer. “These financings enable us to maintain flexibility with our working capital, provide access to acquisition financing and to secure fixed-rate, long-term debt while maintaining a strong balance sheet,” concluded Ira J. Lamel, Executive Vice President and Chief Financial Officer.”

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, Raised Right™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie

Cuisine®, Lima®, Biomarché™, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Queen Helene®, Batherapy® and Footherapy®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies, and integrate acquisitions; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended June 30, 2005. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.